Exhibit 10.1

U.S. Executive Severance and Change in Control Guidelines

v. June 22, 2017

Purpose

The purpose of this guideline is to outline generally the severance benefits of CPI Card Group (“Company”) as used in conjunction with the Company’s Separation and Release document.  As noted below, additional terms will apply if the triggering event follows a Change in Control of the Company.

Eligibility

This policy applies to U.S. based Section 16(b) Officers of the Company.

An officer must sign the Separation and Release document in order to be eligible for severance payments and COBRA related payments.

Triggering Events

In the event of an involuntary termination for any reason other than for Cause or voluntary termination following Good Reason, CPI Card Group may provide a severance benefit for the affected officer(s), provided the officer signs a Separation and Release document.  This does not apply to terminations for cause.

In order to be eligible for severance benefits following a Change in Control, the involuntary termination must occur within twenty-four months of the Change in Control.

A Change in Control is defined in the CPI Card Group Inc. Omnibus Incentive Plan, as amended.

Good Reason is defined as:

•	Refusal to relocate a distance greater than 50 miles as required by the Company;
•	Significant reduction in duties, title or authority; and/or
•	Material reduction in base salary.

Note that if the Company and officer agree to any or all of the changes above, Good Reason will not apply.  An officer must notify the Board in writing of the occurrence of any of the above within 30 days of the occurrence, and give the Company an opportunity to remedy the situation, within 30 days of receiving notice, in order to claim Good Reason.

Cause is defined in the CPI Card Group Inc. Omnibus Incentive Plan, as amended

Payment Amount

The rate of severance is based on the officer’s role and type of termination event as outlined below:

Role	Standard Severance	Change in Control (CIC) Severance	Restrictive Covenants
CEO	1.5 times (base + bonus target)	2 times (base + bonus target)	Severance = 18 months; CIC = 24 months
Other Section 16(b) Officers	1 times (base + bonus target)	1.5 times (base + bonus target)	Severance = 12 months; CIC = 18 months

Severance payments will be made through standard payroll schedules in effect at the time of separation and beginning after the officer’s execution of the Separation and Release document.  In some cases, payment may be delayed due to the requirements of Internal Revenue Code

Section 409A.  For purposes of the bonus target portion of the severance payments, the bonus target will be annual bonus target for the officer(s) at the time of separation.  The total bonus amount for the entire severance period (i.e., bonus target x applicable severance multiplier) will be allocated and paid over the same regular payroll schedule.

Example

An officer with a base salary of $200,000 and a bonus target of 50% ($100,000) separates under standard severance terms and receives 1 times (base + bonus target) = $200,000 + $100,000 = $300,000.  Under the current payroll schedule, the $300,000 is spread over 26 pay periods, thus each pay period the officer will receive $300,000 ÷ 26 = $11,538.46.

Long-Term Incentive Plan

Any outstanding long-term incentive awards will be governed by the terms of the respective award agreement and the CPI Card Group Inc. Omnibus Incentive Plan.

Vacation

Accrued but unused vacation will be paid out to the officer.  Vacation accrual is paid out independent of the Severance and Release document being signed.  Vacation will stop accruing as of the effective date of termination.

Insurance Benefits

Medical, dental and vision coverage (“Health Coverage”), if applicable, end on the last day of the month in which the officer terminates employment.  Upon termination of coverage, COBRA notification will be forwarded.  Provided the officer elects COBRA continuation coverage and signs the Severance and Release document, CPI Card Group will reimburse the officer for the Company’s portion of the premium of the Health Coverage in effect at the time of separation on the same terms as prior to separation.  This continuation of Health Coverage will run concurrent to COBRA eligibility and serve to satisfy the COBRA eligibility period.  The maximum time period for this Insurance Benefit will be the greater of the severance period or the COBRA eligibility and enrollment period.  This Health Coverage may change from time to time as options and costs for similarly situated active employees change.  For avoidance of doubt, “on the same terms” requires that the officer pay the appropriate active officer payroll contribution to the Health Coverage.

Outplacement

The Company may provide outplacement services for up to 6 months at management’s discretion.

The Company’s Board will make all decisions and interpretations as to eligibility, reason for termination, amount of severance and other terms under these guidelines.